625 Market Street, Suite 1400 | San Francisco, CA 94105

October 9, 2010

PERSONAL AND CONFIDENTIAL

Edward Scal

Dear Woody,

Fitbit, Inc. (the “Company”) is pleased to offer you the full-time position of Senior Vice President, Marketing, Sales, and and Business Development, reporting to James Park, CEO. We are excited about the prospect of you joining our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals.

Your salary will be paid at an initial rate of Two Hundred Twenty Five Thousand dollars ($225,000.00) per annum. Your salary will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. Currently, salaries are paid on a semi-monthly basis. In addition to your base salary, you will be entitled to an annual incentive compensation of Seventy Five Thousand dollars ($75,000.00) that will be based on your performance and target business results. The target goals will be assigned quarterly by the CEO and will be based upon revenue achievement and other targets as assigned during the quarter. The incentive compensation will be paid in the last day of the month following the quarter in which the incentive compensation is earned and will be prorated from your hire date. There will be an opportunity to earn a higher incentive compensation if the targets are exceeded. The Company reserves the right to amend, change or cease this plan at any time.

In connection with your employment, you will be eligible to participate in benefits programs that have been adopted by the Company to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.

Subject to the approval of the Company’s Board of Directors, you will be granted the option to purchase 187,673 shares of the Company’s common stock. The option will be subject to the terms and conditions of the Company’s standard form of Stock Option Agreement (the “Option Agreement”) and the Company’s 2007 Stock Plan (the “Plan”), which will include, among other things, a vesting schedule. Please consult the Option Agreement and the Plan for further information.

In addition, subject to the approval of the Company’s Board of Directors, you will have the opportunity to buy into 2.0% of the Company’s fully diluted stock in preferred shares at $2.59 per share of which 0.5% will be available until December 31, 2010 and 1.5% will be available until Jan 31, 2011.

The Company requires you to verify that the performance of your position at the Company does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company). Please provide us with a copy of any such agreements. You will also be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment with the Company. A copy of this agreement will be made available to you.

Moreover, you will be required to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

The above terms are not contractual. They are a summary of our initial employment relationship and are subject to later modification by the Company. Your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The Company has found that an “at-will” relationship is in the best interests of both the Company and its employees.

We are very interested in having you join the Company. If you agree to the offer terms above, please sign below.

Sincerely,

/s/ James Park

Co-Founder & CEO
Fitbit, Inc.